SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number 000-15900

                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K |_| Form 11-K |_| Form 20-F |X| Form 10-Q
             |_| Form N-SAR

      For Period Ended: December 31, 2003

      |_|   Transition Report on Form 10-K

      |_|   Transition Report on Form 20-F

      |_|   Transition Report on Form 11-K

      |_|   Transition Report on Form 10-Q

      |_|   Transition Report on Form N-SAR

            For the Transition Period Ended:__________________________________

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant

DUPONT DIRECT FINANCIAL HOLDINGS, INCORPORATED
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Former name if applicable

FAB GLOBAL, INC.                        DATE OF NAME CHANGE:  20000307

Formerly

MARCI INTERNATIONAL IMPORTS, INC.       DATE OF NAME CHANGE: 19970523
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Address of principal executive office (Street and number)

42 BROADWAY, SUITE 1100-26
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City, state and zip code

NEW YORK, NEW YORK 10004
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                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      Management is in the process of compiling records for its professionals to assist them in preparing the Form 10-Q and requires additional time to compile such information, due to delays caused by illness.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Carol Ann Ferrotta               (917)           320-4802
           (Name)                   (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 DUPONT DIRECT FINANCIAL HOLDINGS, INCORPORATED
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date February 11, 2004                      By s/David W. Parsons
                                               -------------------
                                    David W. Parsons, Chief Executive Officer